UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2010

MarineMax, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14173	59-3496957
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida		33764
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	727-531-1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2010, MarineMax, Inc. and its subsidiaries (collectively, the "Company") entered into an Inventory Financing Agreement (the "Facility") with CGI Finance, Inc. The Facility provides a floor plan financing commitment of $30 million and is designed to provide financing for the Company’s Azimut inventory needs. The Facility has a one-year term, which is typical in the industry for similar floor plan facilities; however, each advance under the Facility can remain outstanding for eighteen months. The interest rate for amounts outstanding under the Facility is 350 basis points above the one month London Inter-Bank Offering Rate.

Advances under the Facility will be initiated by the acquisition of eligible new and used inventory or will be re-advances against eligible new and used inventory that has been partially paid-off. Advances on new inventory will mature 550 days from the original invoice date. Advances on used inventory will mature 366 days from the date the Company acquires the used inventory. Each advance is subject to a curtailment schedule, which requires that the Company pay down the balance of each advance on a periodic basis starting after six months for used inventory and one year for new inventory. The curtailment schedule varies based on the type of inventory.

The collateral for the Facility is the Company’s entire Azimut inventory financed by the Facility with certain limited exceptions. None of the Company’s real estate has been pledged for collateral for the Facility. The Company must maintain compliance with various covenants, including balance sheet related covenants of current and leverage ratios, as defined in the Facility. The Facility contemplates that other lenders may be added by the Company to finance other inventory not financed under the Facility, if needed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.

October 8, 2010	By:	/s/ Michael H. McLamb

Name: Michael H. McLamb
Title: Executive Vice President, Chief Financial Officer, Secretary, and Director